Transcept Pharmaceuticals Provides Update to Key Initiatives Being Undertaken to Increase Stockholder Value
POINT RICHMOND, Calif., Dec. 4, 2013 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today provided an update to the key initiatives being pursued to increase stockholder value.
The Transcept Board and management team have taken, or are undertaking, the following steps:

•
In November 2013 we announced the reduction of 6 employees, or approximately 43% of our workforce. In connection with this restructuring, Thomas P. Soloway, Executive Vice President and Chief Operating Officer, notified the Company that he would resign effective December 31, 2013. With these combined changes, we expect that our headcount will be reduced by approximately 50% and our annual payroll and benefits expense will be reduced by approximately $1.23 million, or 37% of the annual Transcept payroll.

•
Effective December 31, 2013, Glenn A. Oclassen, President and Chief Executive Officer, will assume the role of Chairman of the Board and Chief Executive Officer.  Concurrently, G. Kirk Raab, the Company's current Chairman of the Board, will move to the position of Lead Independent Director.  Christopher B. Ehrlich, a longstanding member of the Transcept Board of Directors, will resign from the Board effective December 31, 2013.  This restructuring is expected save the Company approximately $180,000 on an annualized basis, or 36% of its board governance costs.

•
We are continuing our work with Leerink Swann, LLC, our previously announced financial and strategic advisor, to explore a range of alternatives to enhance stockholder value, including a sale of the Company, a business combination, partnership opportunities and distribution of all or a significant amount of cash to stockholders. In particular, we are actively seeking a merger partner and intend to continue this effort into the first quarter of 2014, while continuing to remain open to all stockholder value enhancing opportunities. We are evaluating a range of alternatives, some of which may result in a transaction with a partial distribution of cash to stockholders concurrent with the transaction. If we cannot identify a transaction in the first quarter 2014, we intend to proceed with a liquidation of the Company.

•
We will continue to develop TO-2070, our DHE product candidate for the treatment of acute migraine, through the completion of preclinical safety studies. We believe that the continued development of TO-2070 through a successful completion of pre-clinical safety studies will add value to the asset that may be recognized in a potential transaction. Given the timing of the strategic process described above, we do not intend to initiate a Phase 1 human pharmacokinetic study.

•	We continue to work with Purdue Pharma, our U.S. marketing partner for Intermezzo, to develop and implement strategies to maximize the value of Intermezzo.

Glenn A. Oclassen, President and Chief Executive Officer, stated, "These key initiatives are intended to have both a near term effect by reducing our overall cash burn, as well as a long-term positive effect on stockholder value.”
About Transcept
Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products to address important therapeutic needs in the field of neuroscience.  The company's lead development candidate is TO-2070, a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug.  Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation.
In addition to advancing TO-2070, Transcept continues to evaluate opportunities to supplement its development pipeline with new programs appropriate to its area of expertise.  The Transcept management team developed Intermezzo® from concept to its approval by the FDA in 2011.  Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.
Forward looking statements
This press release contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the following: the timing, nature and effect of our plans to reduce expenses, including a reduction in force and restructuring of our Board of Directors; our expectation regarding our conservation of cash; our pursuit of strategic initiatives to increase stockholder value, including the nature, timing and effect of such strategic initiatives; future plans with respect to TO-2070 and Intermezzo; and our expectations as to the value a potential merger partner may place on TO-2070. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements.  Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; our dependence on our collaboration with Purdue; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; our ability to develop TO-2070; obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo and TO-2070; our ability to identify and finance additional product candidates for in-licensing or acquisition; and the ability of Transcept to obtain additional funding, if needed, to support its business activities.   These and other risks are described in greater detail in the "Risk Factors" section of Transcept periodic reports filed with the SEC.  Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make.  Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com